Standard Chartered

Date: 9th April 2010

Our Ref: OCC/MM/Team 11/BVD

CONFIDENTIAL

Hong Kong Highpower Technology Company Limited
Room 4, Block 4,
13/F., Tai Ping Industrial Centre,
51A Ting Kok Road, Tai Po,
N.T., Hong Kong.

Attn: Mr. Eric Li

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited 渣打銀行(香港)有限公司 (the "Bank") is pleased to offer certain banking facilities including, amongst other facilities, those terms set out in this facility letter (the "Facilities") to the Customer(s) below for the purpose(s) of general working capital, trade finance and treasury requirement, subject to the Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A. CUSTOMER(S):

Hong Kong Highpower Technology Company Limited

B. FACILITY LIMITS:

Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility	Designated Customer(s) and Sub-limit(s), if applicable
1. Foreign Exchange Contract(s) (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer
2. Currency and Interest Rate Risk Management	• The Customer

C. PRICING AND CONDITIONS:

1. Foreign Exchange Contract(s) (Spot and Forward)	Tenor: Up to 24 months.
2. Currency and Interest Rate Risk Management	Tenor: Up to 24 months.

Special Condition: If required by the Bank in its sole and absolute discretion, the Customer undertakes to provide additional security acceptable to the Bank within the time limit imposed by the Bank at the relevant time. Without prejudice to any other provision of this Letter, the Customer agrees that failure to strictly comply with this undertaking gives the Bank (or any member of the Standard Chartered Group that is providing such Treasury Facilities) a right to terminate all or any part of the Treasury Facilities.

D. SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank's receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1. This letter duly executed by the Customer.

2. A personal guarantee executed by Mr. Pan Dangyu for USD6,000,000.- plus interest and other charges.

3. A Letter of Comfort issued by Shenzhen Highpower Technology Co Ltd 深圳市豪鹏科技有限公司.

4. Certified true copies of the certificate of incorporation, memorandum and articles of association or equivalent constitutional documents of the Customer and Shenzhen Highpower Technology Co Ltd 深圳市豪鹏科技有限公司.

5. Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

6. (if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

7. Such other documents, items or evidence that the Bank may request from time to time.

E. COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1. promptly submit to the Bank any information that the Bank may request from time to time.

2. procure the submission of individual financial statement(s) of the personal guarantor(s) within 30 days from the date of this letter and afterwards on an annual basis.

3. immediately inform the Bank:

- of any change of the Customer's directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;
- of any substantial change to the general nature of the Customer's existing business; or
- if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

4. procure to channel sales proceeds of not less than USD15,000,000.- through the Bank account annually.

F. OTHER TERMS AND CONDITIONS:

1. The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2. Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any factoring facility(ies).

3. The Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business ("Standard Terms and Conditions") attached and/or referred to in this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

4. The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

5. Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a "**Related Person**"). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

6. The Customer acknowledges the following:

   (a) The Customer has received and read the Bank's Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

   (b) The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, a "Relevant Individual" is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

7. This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank's Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:

Queries on	Name	Telephone No.
Banking arrangements	Mr. Adam Wong, Relationship Manager Local Enterprise, Origination & Client Coverage, Wholesale Banking	2821-1490

Yours faithfully,
For and on behalf of
STANDARD CHARTERED BANK (HONG KONG) LIMITED 渣打銀行(香港)有限公司

Peggy Yiu
Senior Credit Documentation Manager

PY/SC
Encl.

We agree and accept all the terms and conditions set out above and the Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to in this letter, which we have read and understood.

For and on behalf of
HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED